                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                         (AMENDMENT NO. ____________ )1


                           RIGEL PHARMACEUTICALS, INC.
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                                (Name of Issuer)

                     Common Stock, par value $.001 per share
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                         (Title of Class of Securities)

                                   766559 10 8
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                                 (CUSIP Number)

                               Jeff Benjamin, Esq.
                              Novartis Corporation
                                608 Fifth Avenue
                            New York, New York 10020
                            Telephone: (212) 307-1122

                                 with a copy to:

                             Morton A. Pierce, Esq.
                              Dewey Ballantine LLP
                           1301 Avenue of the Americas
                          New York, New York 10019-6092
                            Telephone: (212) 259-8000
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 (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)

                                December 4, 2000
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             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            [ ] Rule 13d-1(b)
            [X] Rule 13d-1(c)
            [ ] Rule 13d-1(d)

------------------------------

      1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------------------             -------------------------
CUSIP NO.  766559 10 8                        13G        PAGE 2 OF 6 PAGES
-----------------------------------------             -------------------------
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   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Novartis Pharma AG
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   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (a) |_|
              (b) |_|
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   3    SEC USE ONLY
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   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Switzerland
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      NUMBER OF

       SHARES          5  SOLE VOTING POWER

    BENEFICIALLY          3,428,571
                      ---------------------------------------------------------
      OWNED BY         6   SHARED VOTING POWER

        EACH               0
                      ---------------------------------------------------------
      REPORTING        7   SOLE DISPOSITIVE POWER

       PERSON              3,428,571
                      ---------------------------------------------------------
        WITH           8   SHARED DISPOSITIVE POWER

                           0
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   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,428,571
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  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |_|
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  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        9.5%
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  12    TYPE OF REPORTING PERSON
        CO
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ITEM 1(a).  NAME OF ISSUER:

            Rigel Pharmaceuticals, Inc.



ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE:

            240 East Grand Avenue
            South San Francisco, California  94080



ITEM 2(a).  NAME OF PERSON FILING:

            Novartis Pharma AG



ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            Lichtstrasse 35
            CH-4002 Basel
            Switzerland



ITEM 2(c).  CITIZENSHIP:

            Novartis Pharma AG ("Novartis") is a company incorporated under the laws of Switzerland.



ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $.001 per share



ITEM 2(e).  CUSIP NUMBER:

            766559 10 8

ITEM 3.     Not Applicable



ITEM 4.     OWNERSHIP:

      (a)   AMOUNT BENEFICIALLY OWNED:    3,428,571

      (b)   PERCENT OF CLASS:      9.5%

      (c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (i)   Sole power to vote or to direct to vote:            3,428,571

            (ii)  Shared power to vote or to direct to vote:          0

            (iii) Sole power to dispose or to direct the
                  disposition of:                                     3,428,571

            (iv)  Shared power to dispose or to direct the
                  disposition of:                                     0



ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

            Not Applicable



ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

            Not Applicable



ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

            Not Applicable



ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

            Not Applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP:

            Not Applicable



ITEM 10.    CERTIFICATION:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 12, 2000


                                       NOVARTIS PHARMA AG



                                       By:  /s/ A. Egloff
                                            -------------------------
                                            Name:   Dr. A. Egloff
                                            Title:  Senior Legal Counsel



                                       By:  /s/ Joseph E. Mamie
                                            -------------------------
                                            Name:   Joseph E. Mamie
                                            Title:  Head Financial Investments